Exhibit 23.2

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	BDO 200 Park Avenue New York, NY 10166 USA

Consent of Independent Registered Public Accounting Firm

Flushing Financial Corporation
Uniondale, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flushing Financial Corporation of our reports dated March 15, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flushing Financial Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, P.C.

New York, New York

August 12, 2024

BDO USA refers to BDO USA, P.C., a virginia professional corporation, also doing business in certain jurisdictions with an alternative identifying abbreviation, such as Corp. or P.S.C.

BDO USA, P.C. is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

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